Exhibit 99.1

Questcor continues its evolution from a small, struggling specialty pharmaceutical company to an emerging leader in the development and commercialization of melanocortin peptides targeting the regulation of immune system and inflammatory processes. The foundation for our exciting transformation is Acthar, our flagship product approved by the FDA for a number of serious, difficult-to-treat autoimmune and inflammatory disorders.

I thought it might be helpful to put our current efforts into the context of the longer-term history of Acthar, the growing understanding of the science surrounding this important drug, and its remarkable ability to help patients. In doing so, I also hope to convey the real long term value proposition for Acthar and for melanocortin peptides in general, to physicians, their patients and the healthcare system overall.

When Questcor purchased Acthar in 2001 we were rescuing an old drug that was being abandoned by “Big Pharma.” The manufacture of Acthar was quite literally in the process of being discontinued. Its prior manufacturer was experiencing significant problems making Acthar and for many years was losing money trying to make and distribute the drug. The situation resulted in repeated supply shortages that had severely affected the availability of Acthar for infants with infantile spasms and other patients. This was a serious public health concern to the FDA. Additionally, during these many years no investment was being made to better understand this unique drug and how it could be safely and effectively used in the treatment of patients suffering from potentially devastating autoimmune and inflammatory diseases.

When we acquired Acthar, we knew that we would have to begin by spending millions of dollars transferring the manufacturing of the drug to highly specialized contract manufacturers, and that we might well fail in doing so due to the tremendous complexities and unique nature of the Acthar production process. We also became aware that if we were to make Acthar financially viable so that it would remain available to patients for the long term, we would have to invest in commercial activities to grow the drug, go through a learning curve to make sure that those efforts worked, build safety net programs for patients in need, and invest in developing a more modern scientific understanding of the drug. That scientific investment would of course include working with the FDA to modernize the drug’s label and, hopefully, add infantile spasms as an approved indication.

Today, I am happy to say that these efforts succeeded. Not to say that they all succeeded quickly, or without serious setbacks along the way – financial and otherwise. By mid-2007, Questcor was nearly out of money, had no other sources of funding and was heading rapidly toward bankruptcy. The upgrading and transfer of the manufacturing process had taken years of work and significant financial investment to be successful and be approved by the FDA. Also, the effort to work with the FDA to modernize the label and achieve approval of the infantile spasms indication failed twice before it was finally successful in late 2010. Our commercial efforts had also encountered multiple setbacks as we learned about the unique and important role for Acthar in helping physicians manage patients with such diverse conditions as multiple sclerosis, nephrotic syndrome, lupus, polymyositis and rheumatoid arthritis, as well as others. The financial investments in Acthar and our commercial failures at the time led to the very difficult decision in 2007 to lay off half of the company’s employees.

Over the last ten years we have overcome all of these challenges, so that Acthar is available to treat more and more patients with serious, difficult-to-treat autoimmune and inflammatory disorders, and as a result Questcor is now a successful, growing company. Importantly, our safety net programs are working well for many patients in need, and we have been very actively supporting programs and initiatives important to the medical community. Examples of such support include grant funding for important independent academic research in such diverse areas as infantile spasms, progressive forms of multiple sclerosis, chronic kidney disease, lupus, rheumatoid arthritis, intractable chronic migraine and others. We also provide grant support for a range of educational programs for healthcare professionals and patients, as well as donations and sponsorships in support of a number of different medical societies and patient advocacy organizations, so that their important work can continue to positively impact the lives and well-being of patients.

But we are not done, because we believe Acthar has the potential to play a larger role in addressing the autoimmune and inflammatory processes in many serious diseases, and in so doing help many more patients than is currently the case. For example, we now have both the financial and scientific resources to pursue our own internal research programs in diabetic nephropathy and amyotrophic lateral sclerosis (ALS), two devastating conditions for which patients have virtually no effective treatments available to them. We are also working to identify other diseases and disorders where Acthar could possibly play a unique and important therapeutic role.

A better understanding of disease processes and the potential role of Acthar in addressing them could lead to additional breakthroughs in treatment for other medical conditions over time.

In order to better understand this potential, it is worth taking a minute to discuss the emerging science behind Acthar. Acthar was approved in 1952, during one of the most exciting periods of scientific advancement in biomedical research. From the 1940s to the 1960s the developing understanding of hormones led to many important new pharmaceutical products, including hormone replacement therapies such as Premarin, reproductive hormone products such as birth control pills, and synthetic steroids like prednisone. Acthar was also initially regarded as an important product, but after synthetic steroids were introduced scientific and medical interest in Acthar waned. Much of the medical community mistakenly regarded Acthar as merely a way of stimulating the adrenal gland to secrete natural endogenous steroids. Since synthetic steroids appeared at that time to be an inexpensive direct substitute for Acthar, R&D spending on Acthar essentially came to a halt for the next several decades.

But the focus of our story is that Acthar is not a steroid. Instead, it is a complex formulation which includes adrenocorticotropic hormone (ACTH), a melanocortin peptide that is reported to bind a family of important receptors known as melanocortin receptors. Importantly, we are also learning that Acthar may potentially include other active peptides as well. But the key to Acthar is that it appears to bind to melanocortin receptors found in a variety of the body’s own organs and systems, including the central nervous system, the kidney, and certain key immune cells. One of these receptor types is also found on the adrenal gland, where their binding by ACTH stimulates the production of the natural steroid cortisol. Thus, there appear to be multiple Acthar mechanisms of action, of which only one element is steroid-related. For this reason, many doctors tell us that Acthar can be a useful treatment alternative in some patients who have not had overall success with treatments traditionally used for their condition. Acthar has historically been misunderstood, underestimated and under-resourced, and what many physicians think they know about the drug is not up-to-date. We are working hard to change this. As such, Acthar is now undergoing a renaissance in multiple fields of medicine – neurology, nephrology, rheumatology, and, we hope, pulmonology. This represents our opportunity and our challenge in rescuing and reviving this neglected old drug from which many thousands of patients are now benefiting.

We have been addressing the opportunity and the challenge in two ways. First, we have invested heavily in developing an experienced and well-trained commercial team to educate physicians about our growing understanding of Acthar and its ability to help their patients. Our representatives are highly experienced and have often spent most of their careers educating doctors about the proper use of advanced new biological medicines. Physicians are also supported by a growing team of Medical Science Liaisons, most of whom are PhDs, PharmDs or MDs, who respond to medical inquiries and provide technical information to healthcare providers regarding the growing body of scientific and clinical evidence related to Acthar.

Second, we have been rapidly increasing our research and development spending, focused on the basic and clinical science of Acthar and the melanocortin system, rather than on building a pipeline of unrelated products. In 2007 we spent less than $5 million on research and development. By 2012, Questcor spending on research and development had risen to $34 million, and that is budgeted to nearly double to $60 million in 2013. And we expect that spending to continue to grow in the future. This illustrates our firm commitment to rapidly grow our investment in research and development.

So what is the potential for Acthar? Well, it is a bit different from the situation at most biopharmaceutical companies. Acthar is an approved product that has been on the market for sixty years, so its safety profile is very well known and is supported by decades of clinical use. However, we clearly recognize that there is a need for more modern data on the efficacy and safety of Acthar in the variety of diseases and disorders for which it is FDA-approved, as well as greater clarity regarding exactly how Acthar works in these patients. We are also identifying potential new indications that may be worth pursuing for Acthar. As a result, we have been dramatically increasing our R&D spending.

Our scientific personnel are working to better understand a very complex biologic drug that has multiple mechanisms of action and may include multiple active peptides. Over time, we expect to gain a better understanding of the potential for Acthar to treat certain diseases in which the multiple mechanisms of action may be particularly important. Recent scientific work by prominent research institutions has shown some important results in these areas. For example, one study found that the efficacy of Acthar in reducing proteinuria in nephrotic syndrome may be related to its ability to suppress production of antibodies to the PLA2 receptor found in the kidney. The existence of this Acthar mechanism was a brand new finding that was previously unknown and may represent just one of a series of mechanisms by which this drug works.

As our understanding has evolved regarding Acthar, its mechanisms of action and melanocortin peptides in general, we have recently begun to consider what opportunities there might be beyond Acthar. As such, in mid-2013, we acquired the rights to develop Synacthen, another melanocortin peptide that had also been severely neglected by “Big Pharma.” In fact, this particular product had never been made available to American patients, despite many years of availability in some markets outside the U.S. Synacthen contains a melanocortin peptide called tetracosactide, which differs from those found in Acthar in both chemical structure and biological activity. We have begun the process of developing Synacthen for the U.S. market, and are currently beginning the first step of conducting early preclinical testing in several devastating diseases with significant unmet medical need where we believe Synacthen could play a beneficial and safe therapeutic role. Like Acthar before it, Synacthen has suffered from an extended period during which no investment was being made to better understand the drug and how it might best be used. We aim to address this and believe the addition of Synacthen furthers our transformation from a single product company to an emerging leader in the field of melanocortin peptide research. Importantly, through the Synacthen transaction we also acquired the marketing rights to Synacthen for many ex-U.S. countries and have begun to build the required commercial and regulatory infrastructure internationally to support this product. In the process, we will also begin to explore the true potential for Synacthen in these ex-U.S. markets, which could also lead to a better understanding of what the potential for Acthar might one day be in these markets as well.

This is the frontier of science. When Acthar was originally developed, only the most basic understanding of biochemistry had yet been achieved. The developers of Acthar thought that they had merely come up with a way of utilizing the ACTH hormone to make the adrenal gland produce the steroid cortisol in the body. But it turns out that what they created was actually far more important, more complex, and more promising. With the scientific tools available today, we are in the process of finally unlocking the true nature and potential of Acthar. One of our primary objectives at Questcor is to use these tools to develop a better understanding of how both Acthar and Synacthen can help more patients by addressing a far broader set of serious autoimmune and inflammatory diseases than what we see today. This work has the potential to also one day lead to the development of entirely new but related products that could bring further hope in the treatment of these devastating diseases. Our focus on this possibility is only now just beginning.

Working with researchers, physicians, patients and families, we look forward to continuing to identify new patient populations who may benefit from Acthar and Synacthen, as well as expand access for the patients who may benefit from these important drugs.

Sincerely,

Don Bailey
President and CEO Questcor Pharmaceuticals